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                                                                    Exhibit 99
                                                                    ----------

          WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP
                           FORM 10-QSB JUNE 30, 1998

Supplementary information required pursuant to section 9.4 of the partnership agreement:

1. Statement of Cash Available for Distribution for the three months ended June 30, 1998:

        Net Income                                                $      97,000
        Add:   Depreciation and amortization                             45,000
        Less:  Cash to reserves                                        (115,000)
                                                                  -------------
        Cash Available for Distribution                           $      27,000
                                                                  =============
        Distributions allocated to General Partners               $       2,000
                                                                  =============
        Distributions allocated to Limited Partners               $      25,000
                                                                  =============


2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended June 30, 1998:

     Entity Receiving                Form of
       Compensation                Compensation                      Amount
       ------------                ------------                      ------

     General Partners           Interest in Cash Available
                                  for Distribution                 $ 2,000

     WFC Realty Co., Inc.       Interest in Cash Available
     (Initial Limited Partner)   for Distribution                  $     5





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